As filed with the Securities and Exchange Commission on August 15, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HOME BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Arkansas	71-0682831
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification Number)

719 Harkrider, Suite 100, Conway, Arkansas	72032
(Address of registrant’s principal executive offices)	(Zip Code)

HOME BANCSHARES, INC. 2006 STOCK OPTION AND PERFORMANCE INCENTIVE PLAN
(Full title of the plan)

John W. Allison	Copy to:
Chairman and Chief Executive Officer
Home BancShares, Inc.
719 Harkrider, Suite 100
Conway, Arkansas 72032
Telephone: (501) 329-9330
(Name, address and telephone number,
including area code, of agent for service)	John S. Selig, Esq. Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. 425 West Capitol Avenue, Suite 1800 Little Rock, Arkansas 72201 Telephone: (501) 688-8804 Facsimile: (501) 918-7804

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered (1)	Share (2)	Price (2)	Registration Fee (2)
Common Stock, par value $0.01	1,200,000	$21.36	$25,632,000	$2,743

(1)	Pursuant to Rule 416, this registration statement is deemed to include additional shares of Common Stock issuable under the terms of the Stock Option Plan to prevent dilution resulting from any further stock split, stock dividend or similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, to be equal to $21.36 per share, the average of the high and low prices of the Common Stock as reported on The Nasdaq Stock Market on August 11, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
     * The documents containing the information specified in this Part I will be sent or given to employees participating in the Home BancShares, Inc. 2006 Stock Option and Performance Incentive Plan (the “Plan”), as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the Note in the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act. Home BancShares, Inc. (“Home BancShares”) shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, Home BancShares will furnish to the Commission or its staff a copy of all of the documents included in such file.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     We hereby incorporate by reference into this registration statement the following documents previously filed with the Commission:
     (1) Our prospectus filed pursuant to Rule 424(b) under the Securities Act in connection with our Registration Statement on Form S-1 (File No. 333-132427).
     (2) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.
     (3) Our Current Reports on Form 8-K, filed with the Commission on July 20, 2006, July 25, 2006, July 27, 2006, and August 1, 2006, respectively.
     (4) The description of our Common Stock contained in our Registration Statement on Form 10, filed under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), and all amendments or reports filed for the purpose of updating such description.
     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.
Item 4. Description of Securities.
     Not applicable. Our Common Stock is registered with the Commission under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel.
     Certain legal matters with respect to the validity of the shares of our Common Stock offered hereby will be passed upon for us by Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., Little Rock, Arkansas. As of July 15, 2006, attorneys with Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. beneficially own approximately 10,671 shares of our Common Stock.
Item 6. Indemnification of Directors and Officers.
     Our Articles of Incorporation and Bylaws authorize and require us to indemnify our directors, officers, employees and agents to the full extent permitted by law. Section 4-27-850 of the Arkansas Business Corporation Act of 1987 contains detailed and comprehensive provisions providing for indemnification of directors and officers of Arkansas corporations against expenses, judgments, fines and settlements in connection with litigation. Under Arkansas law, other than an action brought by or in the right of Home BancShares, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Home BancShares and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     In actions brought by or in the right of Home BancShares, the Arkansas statute limits such indemnification to expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of such action if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Home BancShares. However, no indemnification is allowed in actions brought by or in the right of Home BancShares with respect to any claim, issue or matter as to which such person has been adjudged to be liable to us, unless and only to the extent that the court determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
     To the extent that the proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), under Arkansas law we must indemnify him or her against expenses (including attorneys’ fees) that he or she actually and reasonably incurred in connection with such defense.
     Our Articles of Incorporation also provide that no director shall be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Arkansas Business Corporation Act.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The exhibits to this Form S-8 are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Conway, State of Arkansas, on August 14, 2006.

HOME BANCSHARES, INC.
By:	/s/ John W. Allison
John W. Allison
Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY
     KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John W. Allison and Randy E. Mayor, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John W. Allison John W. Allison	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	August 14, 2006

/s/ Ron W. Strother Ron W. Strother	President, Chief Operating Officer and Director	August 14, 2006

/s/ Randy E. Mayor Randy E. Mayor	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	August 14, 2006

/s/ Richard H. Ashley Richard H. Ashley	Vice Chairman of the Board and Director	August 14, 2006

/s/ Dale A. Bruns Dale A. Bruns	Director	August 14, 2006

/s/ Richard A. Buckheim Richard A. Buckheim	Director	August 14, 2006

Signature	Title	Date

/s/ Jack E. Engelkes Jack E. Engelkes	Director	August 14, 2006

/s/ Frank D. Hickingbotham Frank D. Hickingbotham	Director	August 14, 2006

/s/ Herren C. Hickingbotham Herren C. Hickingbotham	Director	August 14, 2006

/s/ James G. Hinkle James G. Hinkle	Director	August 14, 2006

/s/ Alex R. Lieblong Alex R. Lieblong	Director	August 14, 2006

/s/ C. Randall Sims C. Randall Sims	Secretary and Director	August 14, 2006

/s/ William G. Thompson William G. Thompson	Director	August 14, 2006

EXHIBIT INDEX

Exhibit
Number		Description
4.1	—	Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.1 of Home BancShares’s registration statement on Form S-1 (File No. 333-132427), as amended)

4.2	—	Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.2 of Home BancShares’s registration statement on Form S-1 (File No. 333-132427), as amended)

4.3	—	Second Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.3 of Home BancShares’s registration statement on Form S-1 (File No. 333-132427), as amended)

4.4	—	Third Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.4 of Home BancShares’s registration statement on Form S-1 (File No. 333-132427), as amended)

4.5	—	Restated Bylaws of Home BancShares, Inc. (incorporated by reference to Exhibit 3.5 of Home BancShares’s registration statement on Form S-1 (File No. 333-132427), as amended)

4.6	—	Specimen Stock Certificate representing Home BancShares, Inc. Common Stock (incorporated by reference to Exhibit 4.6 of Home BancShares’s registration statement on Form S-1 (File No. 333-132427), as amended)

5	—	Opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.

15	—	Awareness Letter from BKD, LLP regarding unaudited interim financial information

23.1	—	Consent of BKD, LLP

23.2	—	Consent of Ernst & Young, LLP

23.3	—	Consent of Hacker, Johnson & Smith, P.A.

23.4	—	Consent of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. (included in Exhibit 5)

24	—	Power of Attorney (on signature page)

99.1	—	2006 Stock Option and Performance Incentive Plan of Home BancShares, Inc. (incorporated by reference to Exhibit 10.1 of Home BancShares’s registration statement on Form S-1 (File No. 333-132427), as amended)

99.2	—	Form of Home BancShares, Inc. Stock Option Agreement under the 2006 Stock Option and Performance Incentive Plan (incorporated by reference to Exhibit 10.19 of Home BancShares’s registration statement on Form S-1 (File No. 333-132427), as amended)